Exhibit 99.1

Atlantic Coast Financial Corporation Reports First Quarter 2013 Results

Recently Announced Merger Amendment Lifts Contingency to Provide Stockholders with Cash Payment in Full at Closing

JACKSONVILLE, Fla.--(BUSINESS WIRE)--May 15, 2013--Atlantic Coast Financial Corporation (the "Company,") (NASDAQ symbol: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the first quarter ended March 31, 2013.

For the first quarter of 2013, the Company reported a net loss of $2.0 million or $0.81 per diluted share compared with a net loss of $1.7 million or $0.69 per diluted share in the year-earlier quarter and a net loss of $0.3 million or $0.12 per diluted share in the fourth quarter of 2012. The Company's net loss for the first quarter of 2013 compared with the net loss in the year-earlier quarter reflected primarily increased non-interest expenses and lower net interest and non-interest income, which was partially offset by a reduction in the provision for loan losses. The Company's net loss for the first quarter of 2013 compared with the linked-quarter net loss reflected primarily a decrease in non-interest income.

Regarding the previously announced merger between the Company and Bond Street Holdings, Inc. ("Bond Street") dated February 25, 2013, the Company recently reported that the definitive merger agreement has been amended to eliminate the transaction's $2.00 per share contingency consideration. Accordingly, the Company's stockholders will receive upon closing of the transaction the entire $5.00 per share in cash for each share owned. The merger, which is expected to close by the end of the second quarter of 2013, has been approved by the Federal Reserve Bank of Atlanta, but remains subject to the approval of stockholders of the Company at a special meeting called for that purpose on June 11, 2013, additional regulatory approvals and other customary closing conditions. Upon completion of the transaction, Atlantic Coast Bank will merge into Bond Street's banking subsidiary, Florida Community Bank, N.A., a community-oriented bank holding company with $3.2 billion in total assets that operates 41 community banking branches along both Florida coasts and in the Orlando area.

Notable highlights of the Company's first quarter included:

  Non-performing assets decreased 37% to $29.3 million or 3.92% of total assets at March 31, 2013, from $46.1 million or 5.94% of total assets at March 31, 2012, and decreased 11% from $33.0 million or 4.26% of total assets at December 31, 2012.
  Annualized net charge-offs to average loans decreased to 1.60% for the first quarter of 2013 from 3.91% for the year-earlier first quarter and from 2.83% in the fourth quarter of 2012.
  Total assets were $747.6 million at March 31, 2013, compared with $772.6 million at December 31, 2012, as the Company has continued to manage asset size consistent with its overall capital management strategy.

Commenting on the first quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "We continue to see measurable improvement in credit quality as indicated by reduced non-performing loans and lower net loan charge-offs. Notwithstanding this progress, other issues remain pressing, particularly the immediate need for the Company to address capital levels mandated by our regulators and the impact of our high-cost wholesale debt, which continues to pressure our net interest margin and drag on our liquidity. The significance of the wholesale debt is evident in its fair-value which as of March 31, 2013 exceeded the book value by $27.7 million due to the high interest rate of the debt and remaining term. As we announced earlier, our pending merger with Bond Street Holdings, Inc. focuses specifically on those issues – immediately satisfying our capital mandate and resolving our high-cost debt, and as a result, we believe this transaction will successfully achieve the Company's goal of providing maximum value to our stockholders. Additionally, after the merger this strategic alternative should result in a sound banking platform for the long term as part of a large and strong community bank, with the least amount of execution risk."

Capital

The Company has experienced steady erosion of its capital due to significant net losses over the past five consecutive years. Effective August 10, 2012, the Bank's Board of Directors agreed to the issuance of a Consent Order (the "Order") by the Office of the Comptroller of the Currency. Among other things, the Order calls for the Bank to achieve and maintain a Tier 1 capital ratio of 9% of adjusted total assets and a Total risk-based capital ratio of 13% of risk-weighted assets by December 31, 2012. The Bank was not in compliance with the capital levels required by the Order at December 31, 2012, and remained non-compliant at March 31, 2013. The Board of Directors believes the completion of the pending merger with Bond Street represents the best overall solution to fulfill the capital mandate, with fewer regulatory and execution risks, and will benefit Atlantic Coast Bank's customers and result in a more competitive bank franchise in the marketplace.

Key Capital Measures	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
Tier 1 (core) capital ratio (to adjusted total assets)	5.03%	5.13%	5.11%	5.36%	5.71%
Total risk-based capital ratio (to risk-weighted assets)	9.81%	9.78%	10.50%	10.83%	11.18%
Tier 1 (core) risk-based capital ratio	8.54%	8.52%	9.23%	9.57%	9.91%

Asset Quality	At
	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
	($ in millions)
Non-performing loans	$19.2	$24.9	$26.3	$33.1	$41.8
Non-performing loans to total loans	4.58%	5.76%	5.81%	7.07%	8.38%
Other real estate owned	$10.1	$8.1	$7.9	$7.7	$4.3
Non-performing assets	$29.3	$33.0	$34.2	$40.8	$46.1
Non-performing assets to total assets	3.92%	4.26%	4.35%	5.24%	5.94%
Troubled debt restructurings performing for less than 12 months under terms of modification	$17.8	$20.0	$18.5	$20.0	$19.9
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$47.1	$53.0	$52.7	$60.8	$66.0
Troubled debt restructurings performing for more than 12 months under terms of modification	$13.4	$12.5	$12.5	$12.0	$11.6
  Non-performing loans decreased in the first quarter of 2013 compared with the linked quarter, primarily due to transfers of $4.3 million of non-performing loans to other real estate owned ("OREO") and the return to performing status of a $1.0 million residential mortgage loan. OREO increased over the linked quarter due to the aforementioned transfers from non-performing loans less approximately $2.1 million of sales of OREO.
  The Company continues to see a slowing pace of loans that are being reclassified as non-performing, particularly categories such as one-to-four family residential loans and home equity loans.

Provision / Allowance for Loan Losses	At and for the Three Months Ended
	March 31, 2013	Dec. 31, 2012	March 31, 2012
	($ in millions)
Provision for loan losses	$1.2	$1.7	$3.5
Allowance for loan losses	$10.5	$10.9	$13.5
Allowance for loan losses to total loans	2.50%	2.52%	2.71%
Allowance for loan losses to non-performing loans	54.62%	43.76%	32.32%
Net charge-offs	$1.7	$3.6	$5.5
Net charge-offs to average outstanding loans	1.60%	2.83%	3.91%
  The decline in the provision for loan losses in the first quarter of 2013 compared with both the linked quarter and year-earlier quarter reflected reduced non-performing loans and a decline in early-stage delinquencies of one-to-four family residential and home equity loans.
  The decrease in net charge-offs in the first quarter of 2013 compared with the linked quarter was primarily due to a $1.7 million charge-off in the fourth quarter of 2012 for a loan associated with owner-occupied commercial real estate.
  The decrease in net charge-offs in the first quarter of 2013 compared with the first quarter of 2012 primarily reflected a $1.7 million charge-off in the first quarter of 2012 related to a short sale of a retail strip center, as well as $0.9 million in charge-offs in the first quarter of 2012 related to collateral-dependent commercial land loans and $0.7 million less in charge-offs in first quarter 2013 related to one-to-four family residential loans and home equity loans.

Net Interest Income	Three Months Ended
	March 31, 2013	Dec. 31, 2012	March 31, 2012
	($ in millions)
Net interest income	$4.3	$4.4	$5.0
Net interest margin	2.42%	2.37%	2.65%
Yield on investment securities	1.28%	1.55%	2.50%
Yield on loans	5.77%	5.70%	5.61%
Total cost of funds	1.80%	1.88%	2.04%
Average cost of deposits	0.70%	0.74%	0.99%
Rates paid on borrowed funds	4.56%	4.48%	4.43%
  The decline in net interest income for the first quarter of 2013 compared with the linked quarter and year-earlier quarter reflected primarily a reduction in portfolio and warehouse loans outstanding and the impact of lower interest rates on funds reinvested in investment securities partially offset by decreased interest expense for deposits and Federal Home Loan Bank ("FHLB") debt.
  Net interest margin for the first quarter of 2013 declined compared with the year-earlier quarter due to the change in mix of interest earning assets as the Bank strived to increase its investment in assets with greater liquidity, partially offset by reductions in the cost of deposits. The increase in net interest margin in the first quarter of 2013 compared to the linked quarter is primarily due to lower interest expense for FHLB advances following pre-payment of debt totaling $25 million with scheduled maturity in the third and fourth quarter of 2013.
  The decline in yield on investment securities for the first quarter of 2013 on both linked quarter and year earlier quarter is due to lower yield on reinvested securities and increased amortization of purchase premium due to higher prepayments.

Non-Interest Income / Non-Interest Expense	Three Months Ended
	March 31, 2013	Dec. 31, 2012	March 31, 2012
	($ in millions)
Non-interest income	$1.7	$3.4	$2.2
Non-interest expense	$6.9	$6.4	$5.4
Efficiency ratio	113.30%	81.47%	75.26%
  The decrease in non-interest income for the first quarter of 2013 compared with the linked quarter primarily reflected gains of $1.4 million on sales of investment securities in the fourth quarter of 2012 whereas there were no sales of investment securities in the first quarter of 2013.
  The decrease in non-interest income for the first quarter of 2013 compared with the year-earlier quarter primarily reflected a decrease in gains on the sale of loans held-for-sale from mortgage banking activity.
  The increase in non-interest expense in the first quarter of 2013 compared with the linked quarter primarily reflected a $.5 million prepayment penalty associated with $25 million of FHLB advances which based on reduced interest expense repays in approximately nine months. Other non-interest expense variances between the two quarters offset.
  The increase in non-interest expense in the first quarter of 2013 compared with the year-earlier quarter primarily reflected additional professional and outside services expense due to the pending merger, increased collection and credit expense, a prepayment penalty related to the prepayment of FHLB debt, and higher FDIC insurance expense.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
Total assets	$747,578	$772,619	$784,810	$778,534	$776,831
Cash and cash equivalents	77,486	67,828	63,840	64,772	47,117
Securities available-for-sale	154,371	159,746	155,368	146,383	131,910

Portfolio loans receivable, gross	417,939	432,090	452,120	467,819	498,921
Allowance for loan losses	10,466	10,889	12,729	12,339	13,516
Portfolio loans receivable, net	407,473	421,201	439,391	455,480	485,405

Other loans:
Held-for-sale loans	2,770	4,089	2,454	6,972	4,262
Warehouse loans	54,055	68,479	71,859	50,834	55,137
Total other loans	56,825	72,568	74,313	57,806	59,399

Total deposits	502,354	499,760	507,906	500,481	498,010
Federal Home Loan Bank advances	110,000	135,000	135,000	135,000	135,000
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800

Stockholders' equity	37,346	40,260	43,080	43,990	45,315

	For the Three Months Ended
	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012	March 31, 2012
Interest income	$7,535	$7,919	$8,213	$8,623	$8,749
Interest expense	3,198	3,487	3,497	3,519	3,766
Net interest income	4,337	4,432	4,716	5,104	4,983
Provision for loan losses	1,234	1,746	3,529	3,741	3,475
Net interest income after provision for loan losses	3,103	2,686	1,187	1,363	1,508
Non-interest income	1,715	3,408	2,734	1,799	2,155
Non-interest expense	6,857	6,387	5,590	6,008	5,372
Loss before income taxes	(2,039)	(293)	(1,669)	(2,846)	(1,709)
Income tax (expense) benefit	--	--	--	(150)	--
Net loss	$(2,039)	$(293)	$(1,669)	$(2,996)	$(1,709)

Net loss per basic and diluted share	$(0.81)	$(0.12)	$(0.66)	$(1.20)	$(0.69)

Basic and diluted weighted average shares outstanding	2,504	2,499	2,498	2,497	2,494

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended March 31,
	2013	2012
Interest rate
Net interest spread	2.28%	2.48%
Net interest margin	2.42%	2.65%

Average balances
Portfolio loans receivable, net	$419,995	$561,156
Total interest-earning assets	715,949	752,561
Total assets	752,802	785,151
Deposits	506,204	504,387
Total interest-bearing liabilities	664,956	694,640
Total liabilities	713,871	738,107
Stockholders' equity	38,931	47,044

Performance ratios (annualized)
Return on average total assets	-1.08%	-0.87%
Return on average stockholders' equity	-20.95%	-14.53%
Ratio of operating expenses to average total assets	3.64%	2.74%
Efficiency ratio	113.30%	75.26%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.67%	108.34%

Asset quality ratios
Non-performing loans	$19,160	$41,814
Foreclosed assets	10,139	4,336
Impaired loans	34,191	42,131
Non-performing assets to total assets	3.92%	5.94%
Non-performing loans to total portfolio loans	4.58%	8.38%
Allowance for loan losses to non-performing loans	54.62%	32.32%
Allowance for loan losses to total portfolio loans	2.50%	2.71%
Net charge-offs to average outstanding portfolio loans (annualized)	1.60%	3.91%

Capital ratios
Tangible stockholders' equity to tangible assets	4.99%	5.83%
Average stockholders' equity to average total assets	5.17%	5.99%

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, market disruptions and other effects of terrorist activities, and the possibility that the aforementioned merger with Bond Street does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Additional Information

This communication is being made in respect of a proposed business combination transaction involving Atlantic Coast Financial Corporation and Bond Street Holdings, Inc. In connection with the proposed transaction, Atlantic Coast Financial Corporation has filed with the Securities and Exchange Commission (the "SEC") a definitive proxy statement that was distributed to the stockholders of the Company in connection with their vote on the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE PROPOSED TRANSACTION, STOCKHOLDERS OF ATLANTIC COAST FINANCIAL CORPORATION ARE URGED TO READ ALL FILINGS MADE BY THE COMPANY IN CONNECTION WITH THE TRANSACTION, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement was mailed to stockholders of Atlantic Coast Financial Corporation. Stockholders may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov) and by accessing Atlantic Coast Financial Corporation's website (www.atlanticcoastbank.net) under the heading "Investor Relations" and then under the link "SEC Filings." These documents may also be obtained free of charge from Atlantic Coast Financial Corporation by requesting them in writing to Atlantic Coast Financial Corporation, 10151 Deerwood Park Blvd., Building 200, Suite 100, Jacksonville, Florida 32256; Attention: Thomas B. Wagers, Sr., Chief Financial Officer, or by telephone at (904) 565-8570.

Atlantic Coast Financial Corporation and its directors and executive officers may be deemed participants in the solicitation of proxies from Atlantic Coast Financial Corporation's stockholders in connection with this transaction. Information about the directors and executive officers of Atlantic Coast Financial Corporation and information about other persons who may be deemed participants in this transaction will be included in the proxy statement. You can find information about Atlantic Coast Financial Corporation's executive officers and directors in Atlantic Coast Financial Corporation's definitive proxy statement filed with the SEC on May 13, 2013, and in the Company's Annual Report on Form 10-K filed with the SEC on April 1, 2013, copies of which are available at the SEC's website or from Atlantic Coast Financial Corporation as described above.

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer